Exhibit 10.21

SECOND AMENDMENT AND WAIVER TO LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT AND WAIVER TO LOAN AND SECURITY AGREEMENT (this "Amendment") is entered into as of March 11, 2019, by and between CUTERA, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower and Bank are currently parties to that certain Loan and Security Agreement between Borrower and Bank dated as of May 30, 2018, as amended from time to lime including without limitation by that certain First Amendment and Waiver to Loan and Security Agreement dated as of November 2, 2018 (as further, amended, restated, modified and/or supplemented from time to time, collectively, the "Agreement").

WHEREAS, prior to the effectiveness of this Amendment, the Revolving Line was an aggregate principal amount up to the greater of (i) Ten Million Dollars ($10,000,000), (ii) Twelve Million Five Hundred Thousand Dollars ($12,500,000), if and when Borrower delivers a Compliance Certificate showing TTM Adjusted EBITDA not less than Seven Million Five Hundred Thousand Dollars ($7,500,000), or (iii) Fifteen Million Dollars ($15,000,000), if and when Borrower delivers a Compliance Certificate showing TTM Adjusted EBITDA not less than Ten Million Dollars ($10,000,000).

WHEREAS, Bank and Borrower have agreed, subject to and in accordance with the terms of this Amendment, to modify the Revolving Line to be an aggregate principal amount not to exceed Fifteen Million Dollars ($15,000,000) available if and when Borrower delivers a Compliance Certificate showing TTM Adjusted EBITDA not less than Ten Million Dollars ($10,000,000).

WHEREAS, Bank and Borrower have agreed to modify the Revolving Line and to make certain other changes in the terms and conditions set forth in the Agreement and have agreed to amend the Agreement to reflect said changes subject to and in accordance with this Amendment

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Agreement shall be amended as follows:

1.           Waiver. Borrower acknowledges that there is an existing and uncured Event of Default arising from Borrower's failure to comply with Section 6.7(b) (Minimum Adjusted EBITDA; Minimum TTM Adjusted EBJTDA) of the Agreement on account of Borrower's failure to maintain Adjusted EBITDA not less than Two Million Five Hundred Thousand Dollars ($2,500,000) as of the last day of the fiscal quarter ended December 31, 2018 (the "Existing Default"). Provided that Borrower complies with the terms and conditions of this Amendment and the Agreement after the date of this Amendment, Bank waives the Existing Defaults. Bank does not waive any failure to comply with the above-referenced Section of .the Agreement after the date of this Amendment and Bank does not waive any other failure by Borrower to perform its Obligations under the Loan Documents at any time. This waiver is not a continuing waiver with respect to any failure to perform any Obligation, is specific as to content and time and shall not constitute a waiver of any other current or future default or breach of any covenants contained in the Agreement or the terms and conditions of any other documents signed by a Borrower in favor of Bank. The Bank may still exercise its rights or any other or further rights against Borrowers because of any other breach not waived.

2.            A new clause (h) is added to Section 6.2 of the Agreement to read as follows:

(h)        As soon as available, but no later than forty five (45) days after the last day of each fiscal quarter, a Compliance Certificate. Notwithstanding the foregoing or anything to the contrary contained in this Section 6.2, Borrower shall not be required to deliver a Compliance Certificate to Bank pursuant to this Section 6.2 if Borrower has not requested, and Bank has not made, an Advance.

3.            Section 6.7 of the Agreement is hereby amended and restated to read as follows:

6.7          Financial Covenants. Borrower shall maintain the following:

(a)

Maximum Funded Debt to TTM Adjusted EBITDA. Beginning on the date Bank shall make any Advance, and as of the last day of each fiscal quarter thereafter, a maximum ratio of Funded Debt to TTM Adjusted EBITDA of 2.50 to 1.00.

(b)

Minimum TTM Adjusted EBITDA. Beginning on the date Bank shall make any Advance, and as of the last day of each fiscal quarter thereafter, TTM Adjusted EBITDA not less than Ten Million Dollars ($10,000,000).

(c)	Minimum Cash Balance. At all times, measured on a monthly basis, a balance of unrestricted cash maintained at Bank equal to at least Fifteen Million Dollars ($15,000,000)

4.             The following term and its respective definition in Section 13 is amended to read as follows:

"Revolving Line" is an aggregate principal amount equal to Fifteen Million Dollars ($15,000,000), if and when Borrower delivers a Compliance Certificate showing TTM Adjusted EBITDA not less than Ten Million Dollars ($10,000,000).

5.            The Form of Notice of Borrowing attached to the Agreement as Exhibit B is hereby amended to be in the form attached hereto as Exhibit B (Notice of Borrowing}.

6.            The Compliance Certificate attached to the Agreement as Exhibit D is hereby amended to be in the form attached hereto as Exhibit D (Compliance Certificate).

7.            The amendments set forth in the above paragraphs shall be effective upon the execution and delivery to Bank of all other contracts, instruments and documents required by Bank to evidence such amendments.

8.            In consideration of the changes set forth herein, immediately upon signing this Amendment. Borrower shall pay to Bank the expenses that Bank incurred in connection with this Amendment.

9.            Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification. All terms defined in the Agreement shall have the same meaning when used in this Amendment. This Amendment and the Agreement shall be read together, as one document.

10.          Borrower hereby remakes all representations and warranties contained in the Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment be executed as of the day and year first written above.

CUTERA, INC.		WELLS .FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Sandra Gardiner	By:	/s/ Sara Barton
Name:	Sandra Gardiner	Name:	Sara Barton
Title:	CFO	Title:	Vice President